Exhibit 99.1

Barnes Group Inc.
Corporate Office
Bristol, CT  06010
Tel: (860) 583-7070

Brian D. Koppy
Investor Relations
(860) 973-2126

Stephen J. McKelvey
Corporate Communications
(860) 973-2132

BARNES GROUP INC. ANNOUNCES
SECOND QUARTER 2007 FINANCIAL RESULTS

- Net sales rise 16 percent to $360 million
- Net income rises 58 percent; diluted EPS of $0.49, up 44 percent
- Operating margin increases 1.9 percentage points to 11.2 percent
- Record sales and backlog at Barnes Aerospace

Bristol, Connecticut, August 2, 2007---Barnes Group Inc. (NYSE:B) today announced financial results for the quarter ended June 30, 2007.  Net sales for the second quarter were $359.5 million, up 16 percent from $308.9 million in the second quarter of 2006.  Operating income increased 40 percent to $40.3 million in the second quarter of 2007, from $28.7 million in the second quarter of the prior year.  Operating margin increased 1.9 percentage points in the second quarter 2007 to 11.2 percent, from 9.3 percent in the second quarter 2006.  Net income grew 58 percent to $28.4 million, or $0.49 per diluted share, in the second quarter of 2007, compared to $18.0 million, or $0.34 per diluted share in the second quarter in the prior year.

“Barnes Group continued its sound performance, achieving 16 percent revenue growth, the 18th quarter of double-digit sales increases, and strong increases in operating profit and net income for the quarter,” said Gregory F. Milzcik, President and Chief Executive Officer, Barnes Group Inc.  “Each of our businesses continues to implement operational improvements to deliver sustainable, profitable growth.”

Sales at Barnes Aerospace were $92.4 million in the second quarter 2007, up 25 percent from $73.9 million in the second quarter 2006 as original equipment manufacturer (OEM) sales of $62.3 million grew 21 percent and aftermarket sales of $30.1 million were up 36 percent.

Barnes Aerospace generated orders of $116.1 million in the second quarter of 2007, down from a record $124.6 million in the year ago quarter.  Commercial orders were $69.4 million and military orders were $17.1 million in the second quarter of 2007.  At the end of the second quarter 2007, order backlog was a record $439.5 million, up 6 percent from $415.6 million at March 31, 2007.

Operating profit increased 75 percent to $18.6 million in the second quarter 2007 at Barnes Aerospace, compared to $10.6 million in the same period last year.  Positively impacting operating

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profit were the higher sales volume and an increased percentage in higher margin aftermarket activity.

“Barnes Aerospace continues to leverage strong end markets in both the OEM and aftermarket businesses leading to record results in the second quarter of 2007,” said Patrick J. Dempsey, President, Barnes Aerospace.  “By using the latest techniques in operational excellence, Barnes Aerospace continues to deliver high-quality components and value-added services that meet the needs of the global aerospace industry.”

Sales at Barnes Distribution were $150.7 million in the second quarter of 2007, up 20 percent from $125.5 million in the second quarter of 2006, including $22.2 million of incremental sales from the KENT acquisition and organic sales growth of $1.3 million.  The modest increase in organic sales is primarily a result of Corporate and Tier II account sales increases of 10 percent and 24 percent, respectively.  Foreign exchange positively affected sales by $1.7 million in the second quarter of 2007.

Operating income at Barnes Distribution was $7.5 million in the second quarter, down 16 percent from $8.9 million in the year-ago quarter.  Negatively impacting operating profit were pre-tax costs of approximately $2.0 million associated with Project Catalyst.  Additionally, operating profit was negatively impacted by higher product and freight costs, business mix, and incremental bad debt expense as compared to the 2006 period.  These costs were partially offset by improved pricing and lower incentive compensation as compared to the 2006 period.

“In the second quarter, Barnes Distribution began implementing the initiatives of Project Catalyst by focusing on international sourcing, network efficiencies, sales and marketing resources and continued KENT integration,” said Idelle K. Wolf, President, Barnes Distribution.  “The actions that we are currently undertaking will accelerate improvements in Barnes Distribution’s operations, including sales growth and profitability, and position us for success in 2008.”

Sales at Barnes Industrial were $118.7 million in the second quarter 2007, up 6 percent from $112.1 million in the same quarter last year.  The Heinz Hänggi acquisition from last year contributed $4.2 million of incremental sales in the second quarter and foreign currency exchange favorably impacted sales by $2.6 million.  Improved end markets within Barnes Industrial’s specialty operations are generating strong orders and backlog, over the prior year.

Operating profit at Barnes Industrial increased 55 percent to $14.3 million in the second quarter of 2007, compared to $9.2 million in the second quarter 2006.  Driving this improvement were the profit contribution from Heinz Hänggi sales and higher profits from operational improvements, primarily in the specialty businesses.

"Our second quarter results demonstrate the continued benefits of operational improvements throughout Barnes Industrial," said Jerry Burris, President, Barnes Industrial.  "Barnes Industrial remains focused  on profitable sales growth and strengthening performance worldwide."

William C. Denninger, Barnes Group Inc.’s Senior Vice President, Finance and Chief Financial Officer, commented, “For each of our business segments, the second quarter was another financially solid quarter with strong contributions to the balance sheet and cash flow.”

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In the third quarter of 2007, the Company is realigning its Raymond division, the stock spring catalog and custom solutions business with approximately $50 million in revenues during 2006.  This business currently resides within Barnes Distribution and will be transferred to Barnes Industrial.  The transfer of the stock spring catalog and custom solutions business strengthens its relationship with Barnes Industrial’s global sales channels and manufacturing of engineered spring components.  “With greater focus on leveraging common synergies and integrating business activities and results, Barnes Industrial will maximize their strategic initiatives and Barnes Distribution will enhance their focus on their Vendor Managed Inventory supply chain solution,” said Denninger.

For the first six months of 2007, Barnes Group net sales were $720.2 million, up 18 percent from $608.8 million in the same six months a year ago.  Net income increased 54 percent to $56.0 million, or $0.99 per diluted share, for the six months ended June 30, 2007, from $36.5 million, or $0.70 per diluted share, in the same period in 2006.

Barnes Group will conduct a conference call with investors to discuss second quarter results at 1:00 p.m. EDT today, August 2, 2007.  A web cast of the live call and an archived replay will be available on the Barnes Group investor relations link at www.barnesgroupinc.com.

Celebrating its 150th anniversary in 2007, Barnes Group Inc. (NYSE:B) is an international aerospace and industrial components manufacturer and full-service distribution company focused on achieving consistent, sustainable, and predictable results.  Founded in 1857, Barnes Group consists of three businesses:  Barnes Aerospace, Barnes Distribution and Barnes Industrial.  Nearly 6,500 dedicated employees at more than 65 locations worldwide contribute to Barnes Group Inc.’s success.  For more information, visit www.barnesgroupinc.com.

This release may contain certain forward-looking statements as defined in the Private Securities Litigation and Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those expressed in the forward-looking statements. The risks and uncertainties, which are described in our periodic filings with the Securities and Exchange Commission, include, among others, uncertainties arising from the behavior of financial markets; future financial performance of the industries or customers that we serve; changes in market demand for our products and services; integration of acquired businesses; changes in raw material prices and availability; our dependence upon revenues and earnings from a small number of significant customers; uninsured claims; and numerous other matters of global, regional or national scale, including those of a political, economic, business, competitive, regulatory and public health nature. The Company assumes no obligation to update our forward-looking statements.

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BARNES GROUP INC.
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)
Unaudited

	Three months ended June 30,			Six months ended June 30,
	2007	2006	% Change	2007	2006	% Change

Net sales	$359,526	$308,927	16.4	$720,176	$608,778	18.3

Cost of sales	219,832	198,370	10.8	440,749	389,003	13.3
Selling and administrative expenses	99,399	81,839	21.5	195,964	162,950	20.3

	319,231	280,209	13.9	636,713	551,953	15.4

Operating income	40,295	28,718	40.3	83,463	56,825	46.9

Operating margin	11.2%	9.3%		11.6%	9.3%

Other income	389	582	(33.0)	631	877	(28.0)

Interest expense	6,489	5,751	12.8	13,461	10,138	37.8
Other expenses	321	(190)	NM	661	385	71.6

Income before income taxes	33,874	23,739	42.7	69,972	47,179	48.3

Income taxes	5,487	5,721	(4.1)	13,930	10,699	30.2

Net income	$28,387	$18,018	57.5	$56,042	$36,480	53.6

Per common share:
Net income:
Basic	$0.53	$0.36	47.2	$1.06	$0.74	43.2
Diluted	0.49	0.34	44.1	0.99	0.70	41.4
Dividends	$0.140	$0.125	12.0	$0.265	$0.235	12.8

Average common shares outstanding:
Basic	53,134,347	50,401,132	5.4	52,855,972	49,334,094	7.1
Diluted	57,730,886	52,925,307	9.1	56,461,052	51,846,565	8.9

NM- not meaningful

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BARNES GROUP INC.
OPERATIONS BY REPORTABLE BUSINESS SEGMENT
(Dollars in thousands)
Unaudited

	Three months ended June 30,			Six months ended June 30,
	2007	2006	% Change	2007	2006	% Change

Net Sales

Barnes Aerospace	$92,418	$73,920	25.0	$183,610	$140,863	30.3

Barnes Distribution	150,683	125,507	20.1	303,186	249,899	21.3

Barnes Industrial	118,707	112,118	5.9	238,277	223,108	6.8

Intersegment sales	(2,282)	(2,618)	12.9	(4,897)	(5,092)	3.8

Total net sales	$359,526	$308,927	16.4	$720,176	$608,778	18.3

Operating profit

Barnes Aerospace	$18,582	$10,622	74.9	$35,424	$19,168	84.8

Barnes Distribution	7,475	8,871	(15.7)	17,639	17,824	(1.0)

Barnes Industrial	14,266	9,213	54.8	30,455	19,843	53.5

Total operating profit	40,323	28,706	40.5	83,518	56,835	46.9

Interest income	251	322	(22.0)	439	562	(21.9)

Interest expense	(6,489)	(5,751)	12.8	(13,461)	(10,138)	32.8

Other income (expense), net	(211)	462	NM	(524)	(80)	NM

Income before income taxes	$33,874	$23,739	42.7	$69,972	$47,179	48.3

NM- not meaningful

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BARNES GROUP INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
Unaudited

	June 30,	June 30,
	2007	2006

Assets
Current assets
Cash and cash equivalents	$22,393	$37,576
Accounts receivable	222,247	183,368
Inventories	204,065	174,466
Deferred income taxes	22,594	21,671
Prepaid expenses	16,547	15,482

Total current assets	487,846	432,563

Deferred income taxes	27,810	21,730
Property, plant and equipment, net	217,213	244,307
Goodwill	363,512	291,631
Other intangible assets, net	306,102	217,519
Other assets	51,333	50,307

Total assets	$1,453,816	$1,258,057

Liabilities and Stockholders' Equity
Current liabilities
Notes and overdrafts payable	$10,521	$ - -
Accounts payable	182,344	144,411
Accrued liabilities	106,212	87,472
Long-term debt-current	51,939	21,060

Total current liabilities	351,016	252,943

Long-term debt	377,935	386,446
Accrued retirement benefits	113,495	89,195
Other liabilities	34,690	39,562

Stockholders' equity	576,680	489,911

Total liabilities and stockholders' equity	$1,453,816	$1,258,057